Exhibit 99.2

BIMINI CAPITAL MANAGEMENT ANNOUNCES BOARD OF DIRECTORS CHANGES

VERO BEACH, Fla. (November 6, 2025) – Bimini Capital Management, Inc. (OTCQB:BMNM) ("Bimini” or the “Company”) today announced that Frank E. Jaumot has resigned as a director of the Company. Mr. Jaumot has been associated with the Company in various capacities dating back to its initial capital raise and has served as a director since 2009. Chairman and CEO Robert E. Cauley stated, “We are tremendously thankful for the many contributions Frank has made to Bimini since our earliest days and wish him all the best in his retirement.” Mr. Jaumot stated, “On a personal note, I would like to thank the Board and management for the opportunity to serve the Company and its shareholders over the past twenty-plus years.”

On November 6, 2025, Ashley B. Griffith was appointed as a Class I director of the Company with a term expiring at the annual meeting of stockholders in 2028. Mr. Griffith replaces Mr. Jaumot and assumes his Class I director position effective today.

Mr. Griffith, 53, is currently a Director in Institutional Sales at Hovde Group, a boutique investment banking firm focused on the community and regional banking sector.  He has held this position since early 2024.  He has spent most of his 25+ year career in institutional sales at various investment banking firms, focused mostly on the financial sector.  Prior to joining Hovde Group, he served as Managing Director – Institutional Sales at Compass Point Research and Trading (2020-2024), and at Sandler O’Neill, Evercore and Fox-Pitt, Kelton.  Earlier in his career, he worked in sell-side equity research focusing on the banking and media and entertainment sectors. Ashley graduated from Hobart College with a bachelor’s degree in Math.  He is the son-in-law of Robert Dwyer, a director of the Corporation.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is an asset manager that invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).

Through our wholly-owned subsidiary, Bimini Advisors Holdings, LLC ("Bimini Advisors"), we serve as the external manager of Orchid Island Capital, Inc. ("Orchid"). Orchid is a publicly-traded real estate investment trust (NYSE: ORC). Orchid is managed to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. As Orchid’s external manager, Bimini Advisors receives management fees and expense reimbursements for managing Orchid's investment portfolio and day-to-day operations. Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel. Bimini Advisors is at all times subject to the supervision and oversight of Orchid's board of directors and has only such functions and authority as are delegated to it.

We also manage the portfolio of our wholly-owned subsidiary, Royal Palm Capital, LLC (“Royal Palm”). Royal Palm is managed with an investment strategy similar to that of Orchid. Bimini Capital Management, Inc. and its subsidiaries are headquartered in Vero Beach, Florida.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com